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Exhibit 11.1

ARCADIS GENERAL BUSINESS PRINCIPLES

1.     Introduction

At ARCADIS we have defined our mission as

  Our contributions are focussed on improving the quality of the living and working environment to enhance the sustainable development of local as well as global economies. By doing so, we create value for our clients, employees and shareholders.

In pursuing this mission as a global company we have identified three core values: Integrity, Entrepreneurship and Agility.

The purpose of these General Business Principles is to further develop and implement our commitment to Integrity.

  Integrity is not one action or belief—it is a culmination of the ethical standards we follow and how we will create and maintain a relationship with one another. It is a fulfilment of our high standards of responsibility to the client, shareholders, business partners and employees, the public, and to governments and the laws and culture of the countries in which we operate.

The General Business Principles set guidance for our business decisions and actions throughout the world, at all management levels and apply equally to company actions and to individual behaviour of all our employees in conducting ARCADIS' business.

We have expressed our principles as a set of commitments and have included in section 3 our approach towards ensuring observance.

2.     Our Commitments

Commitment towards society

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  We operate in many countries, and we comply with national laws and respect the culture of the country in question. We endeavour to adjust ourselves to local situations by building strong local companies and to choose a proper approach in coping with dilemmas within the bounds of applicable law and responsible conduct. In this respect ARCADIS supports the principle of open dialogue and cooperation with all relevant parties involved.

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  In conducting our activities we give due regard to the environment and continuously pursue opportunities to further reduce an adverse impact of our activities on the environment. We consider sustainability as a goal in our policies and while conducting our services.

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  We support the principle of free enterprise and fair competition as a basis for conducting our business and observe applicable competition laws and regulations.

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  We promote, defend and support our legitimate business interests in the countries in which we operate with due regard to the law and the interests of society.

Commitment towards clients

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  We aim to be a reliable partner for our clients as they pursue their valid business goals and will carry out our services with professional integrity, while not jeopardizing the interests of society, employees and shareholders. We offer our services under contracting terms that do not interfere with our independent professional judgement and objectivity.

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  We are committed to providing business solutions aimed at creating optimal value for clients. We focus on the continuing improvement of our services through sustained investment in our knowledge base and active development of employee competences.

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  Consistent with contractual obligations we will maintain the confidentiality of information from the client that is obtained in the process of performing our services. We will also keep confidential the documents and reports prepared for a client unless otherwise agreed.

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  We will be transparent to clients about any potential conflicts of interest that could emerge during the execution of our services.

Commitment towards shareholders

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  We focus on increasing shareholder value by achieving a superior return on equity, with a goal to maintain a sustainable dividend payment to shareholders, while at the same time retaining sufficient funds in the company to generate profitable growth.

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  We conduct our operations in accordance with internationally accepted principles of good governance. We will provide timely, regular and reliable information on our activities, financial situation and performance to all shareholders.

Commitment towards employees

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  ARCADIS values its employees as a key resource. An atmosphere of good employee communication, involvement and responsibility is of central importance, and an employee's personal development and optimum use of talents is encouraged.

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  Within ARCADIS, every employee has an equal opportunity for personal recognition and career development, regardless of personal background or belief. The same policy applies to recruitment of employees. No form of discrimination or harassment will be tolerated. An important part of this policy is selecting, rewarding and promoting people who demonstrate the ARCADIS values, Integrity, Agility and Entrepreneurship and show individual initiative in combination with a high degree of knowledge and experience of the services, local market and culture.

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  ARCADIS provides healthy and safe working conditions for its employees.

Commitment of employees

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  We are responsible for the proper use, protection and conservation of ARCADIS' assets and resources. This includes ARCADIS' properties, assets, proprietary interests, financial data, company know-how and information and other ARCADIS' rights. ARCADIS' assets and resources are to be used solely to pursue and achieve ARCADIS' goals and not for personal benefit. A person who believes he or she might have a conflict of interest should discuss the issue with the person's immediate superior.

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  We regard information for the purpose of our business as a company asset that must be protected against loss of availability, infringement and improper disclosure. Company information also includes intellectual property of ARCADIS (inventions, know-how, trade secrets, technical information).

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  We will keep non-public information, which might influence the market price of ARCADIS shares, in strict confidence until this information is publicly released by authorized management in accordance with applicable legal requirements and stock exchange regulations.

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  While in possession of sensitive information concerning ARCADIS, which could influence the price of ARCADIS shares and related rights, we must refrain from directly or indirectly executing transactions in ARCADIS shares or such rights.

Specific commitments

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  We maintain records of all transactions in an accurate and transparent manner. No unrecorded funds or assets will be established or maintained.

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  Bribes in any form are unacceptable. Bribery can include the offering, promising, or giving a payment or other advantage to a public official or a private client as undue consideration to influence selection procedures or other government or company decisions. We should immediately reject any demand or offer for such a bribe.

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  Gifts, in whatever form, should never be given or received where the gift is intended or would appear to obligate the recipient. To avoid even the appearance of impropriety, gifts or favours of any material commercial value should not be made or accepted by any ARCADIS employee. Cash or cash equivalents, such as securities, should never be offered or accepted.

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  We are fully dedicated to the proper fulfilment of our jobs and avoid any conflict of our personal or business activities and financial interests with such commitment. Any engagement and any financial interest (direct or indirect) which could give rise to a personal or financial conflict with ARCADIS' interests, will always be promptly disclosed to the next level of management. Without the agreement of management, we are not allowed to have a direct or indirect financial interest in a supplier or competing company with the exception of a financial interest in a publicly traded company.

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  In our capacity as citizens, and as ARCADIS employees we are encouraged to participate in community activities unless such participation is in conflict with employment duties to ARCADIS.

3.     Observance of the General Business Principles

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  ARCADIS considers it essential that all employees understand and comply with the General Business Principles in order to foster collective responsibility towards society in achieving ARCADIS' business goals.

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  ARCADIS Company management should install adequate processes to inform staff of the General Business Principles, and is responsible to foster a culture in which the Principles can be realised.

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  The General Business Principles cannot and should not try to provide pre-packaged solutions to every type of dilemma the business faces, but provide direction in solving them. Furthermore it should be clear that dilemmas have to be discussed: nobody in ARCADIS is alone in solving them.

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  The General Business Principles are not all encompassing, but formulate minimum requirements of behaviour. They leave management of ARCADIS Companies free to specify further local rules of business conduct within the framework of the General Business Principles.

4.     Reporting Violations

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  ARCADIS encourages its employees to report any violation of the General Business Principles, or other laws, as follows:

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  First, we encourage you to contact your immediate supervisor.

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    Second, if you are not comfortable reporting to your supervisor, you may contact either the Corporate Director Human Resources (who is the Chief Compliance Officer) or the Company Secretary (who is the Compliance Counsel).
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  Concerns regarding questionable accounting or auditing matters may be submitted (anonymously) in a sealed envelope to the ARCADIS Audit Committee. The ARCADIS Audit Committee will investigate these complaints, and, in their discretion, forward the complaint to the Chairman of the Executive Board and the Chief Financial Officer, who are mandated to conduct the appropriate investigations and to oversee corrective actions to be taken. The ARCADIS Audit Committee shall retain copies of any complaints for a period of no less than 7 years.

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  Reports concerning any violation of the General Business Principles, or other laws, and concerns regarding questionable accounting or auditing matters should have sufficient detail of the suspected violations so that prompt investigation and, if necessary, corrective actions can be taken.

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  No employee will suffer as a consequence of reporting, in good faith, suspected violations of laws, regulations or company policies. Reports of suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

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  ARCADIS will not hold employees accountable for any loss of business resulting from compliance with the General Business Principles.

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  Violation of the General Business Principles may lead to sanctions up to and including discharge.

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  Management of ARCADIS companies is expected to monitor compliance with the Principles, assist in the prompt investigation of any violations, and report any breaches to the Executive Board.

Approved by the ARCADIS' Supervisory Board
Arnhem, 11 November 2003.

The provisions of the ARCADIS General Business Principles can be amended, supplemented or waived from time to time by resolutions of the ARCADIS Supervisory Board.

SUPPLEMENTAL STANDARDS TO THE
ARCADIS General Business Principles
FOR
ARCADIS Senior Financial Officers

ARCADIS has established certain additional ethical standards for its executive officers and senior financial officers. These officers include the Members of the Executive Board of ARCADIS NV, the Chief Executive Officer, Chief Financial Officer, Corporate Controller and Controllers of legal entities belonging to the ARCADIS group (the last mentioned group of employees to be designated by the Chief Financial Officer). These officers must comply with these standards (below) in addition to all of the other standards contained in the ARCADIS General Business Principles.

Integrity and Accuracy of Public Disclosures

ARCADIS's Members of the Executive Board, the Chief Financial Officer and the above mentioned senior financial officers must take all reasonable steps to ensure that the disclosures in the reports and documents that ARCADIS files with or submits to the Securities and Exchange Commission and in other public communications are full, fair, accurate, timely and understandable. In the event that the Members of the Executive Board, the Chief Financial Officer or a senior financial officer learns that any such report, document or communication does not meet this standard and the deviation is material, then such officer will review and investigate the deviation, advise the Supervisory Board or the ARCADIS Audit Committee and, where necessary, revise the relevant report, document or communication.

Accounting Treatment

Although a particular accounting treatment for one or more of ARCADIS's operations may be permitted under applicable accounting standards, the Members of the Executive Board, the Chief Financial Officer and senior financial officers will not authorize or permit the use of such an accounting treatment if the effect is to distort or conceal ARCADIS's true financial condition.

Amendments and Waivers

Only the Supervisory Board (or an authorized committee of the Supervisory Board, which shall include the ARCADIS Audit Committee) may waive a part of the General Business Principles, including these Supplemental Standards, for any senior financial officer, executive officer or director.

ARCADIS will disclose publicly all material amendments and any waivers for senior financial officers, executive officers or directors, to the extent required by law or by the rules of any securities exchange to which ARCADIS is subject.

Approved by the ARCADIS' Supervisory Board
Arnhem, 11 November 2003

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ARCADIS GENERAL BUSINESS PRINCIPLES
SUPPLEMENTAL STANDARDS TO THE ARCADIS General Business Principles FOR ARCADIS Senior Financial Officers